Exhibit 10.5

ASSET PURCHASE AGREEMENT
BY AND AMONG
SOUTH CAROLINA VEIN CENTER, LLC
AND
VASCULAR RELIEF CENTERS CORP.,
DATED AS OF JUNE 24, 2005

LIST OF EXHIBITS: STONE ASSET PURCHASE AGREEMENT

Exhibit # Reference to Section Summary description in the Agreement

A Article 1 Definitions

1 Schedule 2.1 (a) Assets Purchased

2 Schedule 2.1 (b) Excluded Assets

3 Schedule 2.2 (a) Assumed Contracts

4 Schedule 2.2 (b) Assumed Obligations

5 Schedule 2.5 (c) Bill of Sale

6 Schedule 2.5 (e) Property Lease & Equipment Agreement

7 Schedule 2.7 Purchase Price Allocation

8 Schedule 3.1 (a) Sellers' Secretary of State Certificates

9 Schedule 3.1 (f) Pending Claims and Litigation

10 Schedule 3.1 (h) Pending, Licenses, etc. to Conduct business in Acquired Location

11 Schedule 3.1 (k) Sellers' Insurance Contracts

12 Schedule 3.1 (n)(1) Names of Employees/Positions/Comp.

13 Schedule 3.1 (j) Prepaid Items

14 Schedule 5.3 Assignment of Payments

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Purchase Agreement”), is entered by South Carolina Vein Center, LLC, a South Carolina Limited Liability Corporation and David Stone, M.D. (“Stone” and collective referred to as “Sellers”) and Vascular Relief Centers Corp, a Nevada Corporation (“Vascular” or “Purchaser”) as of the dates noted below and shall become effective as of the Closing Date or other date as may be mutually agreed by the parties in writing. Purchaser and Sellers are individually referred to herein as a “Party” and collectively referred to herein as “Parties”. THIS ASSET PURCHASE AGREEMENT is contingent upon the execution of an Employment Agreement between David Stone, MD, Paul Espinoza, MD and Vein Associates, P.A., or other entity affiliated with Vascular as directed by Vascular governing the future employment of Stone by Vascular. If the parties do not enter into a full time employment agreement that is satisfactory to both parties, then this Purchase Agreement shall be null and void unless otherwise agreed by the parties in writing.

Furthermore, THIS ASSET PURCHASE AGREEMENT is contingent upon the parties entering into a mutually acceptable lease held by Seller with David Stone, MD, the owner of the subject premises, at (“the Subject Premises”). If the parties do not enter into a lease for the Subject Premises, then this Purchase Agreement may be declared null and void by the Purchaser unless otherwise agreed by the parties in writing.

Furthermore, THIS ASSET PURCHAE AGREEMENT is contingent upon the parties entering into an Assignment of Payment agreement. If the parties do not enter into an Assignment of Payment agreement, then this Purchase Agreement my be declared null and voice by the Sellers unless otherwise agreed by the parties in writing. Recitals

WHEREAS, the Sellers operate a medical practice at 4715 Sunset Boulevard, Suite C, Lexington South Carolina (referred to as “The Clinic”).

WHEREAS, the Purchaser wishes to purchase and acquire from Sellers substantially all of the assets utilized by Sellers in the operation of its business at The Clinic. Sellers wish to sell and transfer to the Purchaser such assets pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the Parties agree as follows.

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ARTICLE I

DEFINITIONS

Any capitalized term not defined herein shall have the meaning ascribed to such term in Exhibit A to this Purchase Agreement.

ARTICLE II

PURCHASE TRANSACTIONS

Section 2.1 Asset Purchase.

Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties and covenants set forth herein, (i) Sellers hereby sells, assigns, transfers, conveys and delivers to Purchaser, free and clear of all Encumbrances (except for the Assumed Obligations, as defined in Section 2.2 below), and (ii) Purchaser hereby purchases from Sellers, substantially all the Assets used by the Sellers in his medical practice, as delineated in Exhibit 1, Schedule 2.1(a), for the Purchase Price, as defined in Section 2.3 below. Said assets include all of the business records relating to the Sellers’ medical practice at The Clinic, the Subject Premises since the Seller opened for business at the locations constituting the subject premises and all of the medical records of patients treated by Sellers at the subject premises since January 2004, irrespective of dates of treatment. Provide however, unless otherwise expressly specified herein, Purchaser assumes no liabilities or obligation s whatsoever relating to the purchased assets or the medical practice of the Sellers, including liabilities arising from any patients treated by Sellers.

(a)
Exhibit 1, Schedule2.1(a), sets forth a detailed description of the Assets purchased pursuant to this Agreement and shall include but not be limited to tangible assets, patient records, supplies, inventory, telephone numbers, goodwill, internet domain names and other intangible assets. The assets hereby purchased includes substantially all the Assets used by the Seller in the medical practices at The Clinic (subject premises), except those assets leased by Vascular pursuant to the above referenced Equipment Lease Agreement and/or otherwise specifically excluded from this Asset Purchase Agreement.
(b)
Notwithstanding the foregoing, the Assets being conveyed pursuant to this Agreement shall not include those specific assets listed on Exhibit 2, Schedule2.1(b) (the “Excluded Assets”). This list of excluded assets shall include, but may not be limited to, assets leased by Vascular pursuant to any Equipment Lease Agreements and/or those Assets otherwise specifically excluded from this Asset Purchase Agreement, including but not limited to the copier and copier contract.

Section 2.2 Assumption of Contracts and Liabilities.

(a) Assumed Contracts.

(1) Purchaser shall assume the contracts of Sellers relating to telephone numbers and Yellow Page advertisements to the extent such contracts relate to the telephone services at the subject premises. Purchaser shall assume financial responsibilities and payments under such contracts for telephone numbers and Yellow Page advertisements effective on June 30, 2005 if such Agreements and telephone services are assigned to Purchasers on or before June 30, 2005. Unless agreed to by

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the Purchaser in writing, after the execution of this Agreement, Sellers shall not enter into any new Yellow Page contracts to be assigned to Purchaser under this Agreement.

(2) No other contracts of Sellers will be assigned by the Sellers to Purchaser under this Agreement unless such contracts to be assumed are agreed to be assumed by the Purchaser and included in Exhibit 3, Schedule 2.2(a) or other written document executed subsequent to the execution of the Agreement by the Purchaser.

(b) Assumed Liabilities.

(1) Seller agrees there are no contingent liabilities other than the contractual obligations listed in Exhibit 3.

Section 2.3 Payment of Consideration and Letter of Intent.

(a)
In full consideration for the performance of this Agreement by the Sellers and the transfer and delivery to the Purchaser those Assets governed by this Agreement, the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement, to pay to the Sellers of The Clinic three million (3,000,000) shares of stock in Vascular, subject to the terms and conditions outlined in Exhibit 6 of this Purchase Agreement. Purchaser shall deliver a stock certificate for the three million (3,000,000) shares at the Closing.
(i) The parties shall confirm the quantities and value of the assets including the inventory are consist with the values reflected in The Clinic’s financial statements of the sellers which were relied upon by the Purchaser in agreeing to the purchase price. (ii) The purchase price shall be paid in accordance with the payment schedule set forth in Exhibit 6, Schedule 2.5(d), Bill of Sale for payment schedule. (iii) The Purchaser shall not assume any liabilities or obligations of the Sellers pursuant to this Agreement, except those delineated in Exhibits 3 and 4, Schedules 2.2 (a) and 2.2 (b). (iv) The Purchaser and Seller agree that any accounts receivable money due Seller for dates of service prior to the close date will be shared by and between both parties whereas Seller receives seventy-five percent (75%) of all collected receivable money for dates of service prior to the closing date for a period of one year from the date of the closing. All payments received after the closing date will be depo sited into Purchasers account and reconciled on a monthly basis. Payment to Seller for Sellers portion will be made to Seller on the last business day of the month subsequent. No money will be paid to Seller on any accounts receivable money for dates of service after the closing date.
(b)
Post-Closing Adjustment of the Purchase Price.

(i) The Parties hereby agree the Sellers and the Purchaser shall verify the existence of the fixed assets and Product inventory represented by Sellers at time of closing. Upon conclusion of the physical counting of fixed assets and product inventory, Purchaser will either (a) agree that the fixed assets and product inventory listing is

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comparable to the actual count, in which case no adjustments to purchase price will be made or (b) conclude the fixed assets and Product inventory listing contains errors which are unacceptable to Purchaser, in which case the Sellers and the Purchaser will negotiate in good faith a fixed asset and product inventory adjustment. Such adjustments shall by subtracted from the purchase price, with payments adjusted on a pro-rata percentage basis, unless the parties otherwise agree in writing.

(ii) The Purchaser is relying primarily on the Representations of Sellers in forming its basis to buy the “assets of the medical practice” of the Sellers. The Purchaser and the Sellers shall use their reasonable and good faith efforts to resolve any Purchaser’s objections learned after the close, concerning the Representations of Sellers (Article III).

Section 2.4 The Closing.

Subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing), the closing of the transactions Contemplated by this Agreement (the “Closing”) shall take place on June 24, 2005 at the Sellers place of business at 4715 - C Sunset Boulevard with an effective date of June 30, 2005.

Section 2.5 Closing Deliveries by the Sellers.

The Sellers shall, accurately complete and have signed by all necessary parties and deliver or cause to be delivered to the Purchaser, either as set forth herein, (i) three (3) days prior to the Closing Date, or (ii) on the Closing Date, provide to the Purchaser:

(a)
The closing date shall be on or about June 24, 2005 or other date as the parties may mutually agree in writing, at a location to be mutually determined with an effective date of transfer of June 30, 2005.
(b)
On the Closing Date, all consents of any Person, whether or not a party to this Agreement, which are necessary to effectuate the transfer of the Assets and the consummation of the transactions contemplated by this Agreement;
(c)
On the Closing Date, a Bill of Sale in the form attached as Exhibit 5, Schedule 2.5(c), and such other instruments of transfer and conveyance as may reasonably be requested by the Purchaser, in each case executed by a duly authorized by the Sellers;
(d)
On or before the closing date, Sellers agree to indicate their written agreement to the purchase price allocation prepared by Purchaser based upon the formula set forth in Exhibit 7, Schedule 2.7;
(e)
On the Closing Date, such other agreements, instruments and documents as the Purchaser may reasonably request to effect the transactions Contemplated hereby.

Section 2.6 Closing Deliveries by the Purchaser.

At the Closing, the Purchaser will execute and deliver, or cause to be delivered to the Sellers:

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(a)
The Purchase Price;
(b)
Certificates of the Secretary of the Purchaser, in form reasonably satisfactory to the Sellers, dated the Closing Date and certifying, respectively, as to (i) the incumbency and genuine signature of the Purchaser’s officers who executed the Transaction Documents, and (ii) resolutions of the Purchaser’s board of directors and written consents, authorizing an officer of the Purchaser to enter into this Purchase Agreement and to undertake the transactions Contemplated hereunder (to be attached hereto as Exhibit 5); and
(c)
Such other agreements, instruments and documents as Sellers may reasonably request to effect the transactions Contemplated hereby.

Section 2.7 Purchase Price Allocation.

(a)
The Purchase Price shall be allocated by Purchaser and Sellers to the Assets as set forth on Schedule 2.7.
(b)
Purchaser and Sellers agree to complete at, or before, the Closing Internal Revenue Form 8594 based upon Schedule 2.7.
(c)
As soon as practicable after the determination of the Closing Balance Sheet, but it no event more than five (5) business days thereafter, or other periods as the parties may mutually agree in writing, Purchaser and Sellers agree to adjust and re-execute Form 8594, if necessary, to reflect the Closing Balance Sheet and to file said form immediately thereafter.

ARTICLE III

REPRESENTATIONS OF THE SELLERS

As a material inducement to the Purchaser to enter into the Transaction Documents and to consummate the transactions contemplated hereunder, the Sellers, jointly and severally, represent and warrant to the Purchaser that the statements contained in this ArticleIII (and in the schedules referenced in applicable sections) are true and correct in all material respects as of the date of this Agreement.

Section 3.1 Sellers Representations.

The following representations are made to Purchaser by Sellers:

(a) Organization, Valid Authorization and Good Standing. Sellers have the power and authority to own all of its properties and assets and to conduct its business prior to the Closing Date. In addition, Sellers have the power and authority to enter into the Transaction Documents to which they are parties and to carry out their respective obligations hereunder.

The execution and delivery of the Transaction Documents to which Sellers are a party and the consummation of the transactions Contemplated thereby have been duly and validly authorized by Sellers, and no other corporate or other proceedings on the part of Sellers are necessary to authorize the Transaction Documents and the transactions contemplated thereby. Each Transaction Document executed and

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delivered by Sellers will, upon such execution and delivery, constitute the valid and binding agreement of Sellers, enforceable against it in accordance with its terms.

Each Transaction Document executed and delivered by the Sellers will, upon such execution and delivery, constitute the valid and binding agreement of the Sellers, enforceable against them, individually and jointly, in accordance with its terms.

(b)
Compliance. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by Sellers will not (i)violate any provision of Sellers’ organizational documents, (ii)violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which Sellers is a party, (iii)result in the creation or imposition of any Encumbrance upon any property of Sellers, or (iv)to the best of Sellers’ knowledge, violate or conflict with any order, award, judgment or decree or other material restriction or any law, ordinance or regulation to which Sellers or its property is subject.
(c)
Approvals. To the best of Sellers’ knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is required in connection with the execution and delivery of the Transaction Documents by Sellers or the consummation by Sellers of the transactions Contemplated hereby.
(d)
Undisclosed Liabilities. Except as otherwise provided in this Purchase Agreement, Sellers does not have any Liabilities relating to the assets being conveyed to Purchaser, and to Sellers’ knowledge, there are no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Sellers, individually or jointly, giving rise to such Liability.
(e)
Absence of Changes or Events. Except as Contemplated by the Transaction Documents, Sellers have conducted their businesses utilizing the subject Assets only in the ordinary course of business, and Sellers, individually or jointly, have not:
(i)
Incurred any obligation or Liability, absolute, accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or might have a Material Adverse Effect on Sellers;
(ii)
Pledged or subjected to any Encumbrance or restriction on any of its assets;

(iii) Sold, transferred, leased to others or otherwise disposed of any of its assets material to the operation of its medical practice, except in the ordinary course of the business of Sellers;

(iv)
Canceled or compromised any material debt or claim, or waived or released any right of substantial value;
(v)
Received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or might have a Material Adverse Effect on Sellers;

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(vi)
Instituted, settled or agreed to settle any litigation, action, proceeding or arbitration;
(vi)
Failed to replenish its inventory or supplies in a normal and customary manner or made any purchase commitment other than in the ordinary course of business of Sellers;

(viii) Entered into any material transaction, contract or commitment, including, but not limited to, purchases or acquisitions of equipment or supplies;

(ix)
Suffered any event or events, whether individually or in the aggregate, that has had or could be reasonably expected to have a Material Adverse Effect on the financial condition, results of operations, properties, assets, liabilities, business, operations or prospects of the medical practice of the Sellers or of the Sellers, collectively or individually;
(x)
Engaged in any activities or practices other than the operation of a medical practice;
(xi)
Entered into any agreement or made any commitment to take any of the actions described in Subsections (i) through (xi) inclusive of this Section3.1(e).

(f) Claims or Litigation. Except as disclosed on Exhibit 14, Schedule3.1, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations pending or, to Sellers’ knowledge, threatened against the Sellers, individually or collectively, at law or in equity in any court or before or by any Governmental Authority, and, to the best of Sellers’ knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such actions, suits, proceedings (arbitration or otherwise) or investigations. Furthermore, the Sellers specifically represent that they have not been notified of any action, claim, or review contemplated by any third party, including any patients, former patients, managed care entity, government agency (including but not limited to those with enforcement authority for Medicaid or Medicare), or other payor organization or carrier. In addition, , the Sellers specifically represent that they have no knowledge or belief as to why any action, claim, or review may be brought or contemplated by any third party, including any patients, former patients, managed care entity, government agency (including but not limited to those with enforcement authority for Medicaid or Medicare), or other payor organization or carrier.

The Sellers, individually or collectively, are not in default in respect of any judgment, order, writ, injunction or decree of any court or other Governmental Authority. Furthermore, the Sellers, individually and collectively, are not aware of any sexual harassment, whistleblower, employment or wage claims that have been or may be brought against the Sellers, individually or collectively.

(g) Insurance.

Exhibit 16, Schedule3.1(i)lists all of the insurance policies of Sellers in full force and effect. Sellers represents that they have, individually and jointly, complied in all material respects with the provisions of all such policies. Sellers are not currently the subject of, and have not received notice that it will be subject to, any insurance

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audits for premium adjustments. Sellers have made available to Purchaser complete and correct copies of all such policies, together with all riders and amendments thereto.

(h) Environmental Protection.

Sellers have obtained all permits, licenses and other authorizations that are required for the conduct of its business under any federal, state and local laws and the regulations promulgated thereunder relating to pollution or protection of the environment, including laws (i)relating to emissions, discharges, releases or threatened releases of hazardous substances, materials or wastes (collectively, “Hazardous Wastes”), into the environment (including, without limitation, ambient air, surface water, ground water or land), (ii)relating to the presence of Hazardous Wastes in or on any real or personal property or (iii)otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Wastes (collectively, “Environmental Laws”).

To Sellers’ knowledge, Sellers, individually and jointly, are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and is also in compliance with all applicable Environmental Laws.

No consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of such permits, licenses and authorizations in accordance with the terms of the Transaction Documents. There are no pending or, to the best of Sellers’ knowledge, threatened, investigations, actions or proceedings of whatsoever nature involving Sellers arising under any Environmental Laws.

(i) Title to Real Estate Assets. Sellers do not own any real estate that is being transferred pursuant to this Agreement.

(1) The Sellers have delivered to the Purchaser true, correct and complete copies of the leases and listed in Exhibit 21, Schedule 3.1(p).

All leases of the Leased Property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and Sellers are not aware of any existing, pending or threatened matter which may impact the use of the premises by the Purchaser or any of its affiliates.

Sellers represents that they are not in default of any such lease and to the knowledge of Sellers, there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default. There are no disputes, oral agreements or forbearance programs in effect as to any such lease or sublease. The Sellers have not received notice of any proceedings to impose any new Taxes or operating restrictions upon any of such properties or the Sellers’ conduct of the Business therein.

(2) The Assets constitute all of the non-real estate properties and assets used in connection with the operation of the Sellers’ business and medical practice in the manner in which and to the extent to which the business and medical practice are currently being conducted.

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Except as set forth in Exhibit 21, Schedule3.1(p), none of the non-real estate tangible personal property included in the Assets being conveyed pursuant to this Agreement is subject to any personal property or equipment leases. To the knowledge of the Sellers, each such tangible asset is free from defects (patent and latent) and, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

Upon the consummation of the transactions Contemplated hereby, unless specifically listed on Exhibit 2, Schedule2.1(b) (the “Excluded Assets”), good and valid title to, and valid leasehold interests in, all non-real estate Assets used by the Sellers in their business and medical practice at The Clinic, shall vest in the Purchaser, free and clear of all Encumbrances or restrictions on transfer.

(j)
Inventory. To the best of Sellers’ knowledge:
(1)
Sellers inventory is in good condition, in its originally manufactured condition, fit for the use for which it is intended, free from any known defect and in a quality and quantity usable in the ordinary course of business;
(2)
is saleable or usable in the ordinary course of business,
(3)
the qualities and quantities of inventory are consistent with the amounts set forth on Sellers Balance Sheet and are reasonable and warranted in the present and anticipated circumstances; and
(4)
there has been no material decrease in the quantities or value of inventory since June 23, 2005. The parties shall confirm the quantities and value of the assets including the inventory are consist with the values reflected in The Clinic’s financial statements which were relied upon by the Purchaser in agreeing to the purchase p[rice (a) prior to the parties entering into a binding letter of intent and the parties shall list those assets in Exhibit 1 hereto; and (b) at least 48 hours prior to closing of this Agreement; and (c) at least 48 hours prior to accepting possession of the assets governed by this Agreement as well as the equipment leased by Seller pursuant to the Lease Agreement between the parties.
(k)
Brokers. All negotiations relating to the Transaction Documents and the transactions Contemplated hereby have been carried on without the intervention of any person acting on behalf of Sellers in such manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation. However, should any claim for any broker’s or finder’s fee or similar compensation be asserted by any party acting on behalf of the Sellers, Sellers agrees and acknowledges that they, individually and/or jointly, and not Purchaser, shall be responsible for and shall pay any fees or commission payable to such broker.
(l)
Fraud and Abuse. To the knowledge of the Sellers, neither the Sellers nor the physicians employed or engaged by the Sellers, or any other persons and entities providing professional services for the Sellers, have engaged in any activities which are prohibited under U.S.C. Sec. 1320a-7b or the regulations promulgated thereunder pursuant to such statutes, the South Carolina Patient Self-Referral laws, or any other applicable state or local statutes and regulations, or which are prohibited by Rules of Professional Conduct, including but not limited to:

(1) knowingly and willfully making or causing to be made a false statement

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or representation of a material fact in any application for any benefit or payment;

(2)
knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
(3)
failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, within intent to fraudulently secure such benefit or payment; or
(4)
knowingly and willfully soliciting or receiving any remuneration, kickback, bribe, or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.
(m)
Physician’s Issues. Except as disclosed in Exhibit 24 attached hereto, to the knowledge of Sellers, physician employed or engaged by Sellers, has not (i) had his or her license to practice medicine in any jurisdiction denied, surrendered, limited, suspended, revoked or subject to probationary conditions or is subject to, any pending proceedings or threatened regarding any of the foregoing, (ii) had his or her Federal or State Drug Enforcement Agency controlled substance authorization denied, revoked, suspended, reduced or not renewed or has been subject to institution of, or is subject to, any pending proceedings regarding any of the foregoing, (iii) had his or her membership in any local, state or national medical professional society or organization revoked, suspended or not renewed or is subject to any pending proceedings regarding any of the foregoing, (iv) been the subject of administrative sanctions or been suspended from or lost eligibility for participating in Medicare, Medicaid or othe r governmental or non-governmental medical insurance programs or is subject to any pending proceedings regarding any of the foregoing or (v) none of the physicians employed or engaged by Sellers hospital privileges will expire within six (6) months of the date both parties sign this Agreement.
(n)
Transactions with Affiliates; Conflicts of Interest. Except for Stone and other parties as set forth in Exhibit 25, Schedule 3.1(y), to the knowledge of the Sellers, neither Stone nor any director, officer, or employee of any corporation that Sellers may own or direct is a party to any transaction with Purchaser or a competitor of Purchaser, including any contract agreement or other arrangement, or rights to any of the foregoing, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to, any such person or firm.
(o)
Disclosure. No representation, warranty or statement made by Sellers in this Purchase Agreement or any of the exhibits or schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to Purchaser in accordance with this Purchase Agreement or the other Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the

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circumstances under which they were made, not misleading.

(p)
Refunds due Patients or Insurance Carriers. Sellers represents there are no outstanding patient refunds due and not paid. Sellers represents that no refunds are due and not paid to insurance carriers. Sellers represents that Sellers will provide a system to handle all future claims from patients and insurance carriers for amounts due from Sellers’ medical practice and/or ownership of the assets being transferred to Purchasers pursuant to this Agreement. Sellers represents it will not hold Purchaser responsible any claims from current patients and insurance carriers for amounts arising from services performed during Sellers’ ownership and/or operations of the practice. If for whatever reason, any such refunds of the type referenced in this section are charged against the Purchaser for any claims or services rendered or relating to time period prior to the date the Purchaser commences business in the former locations of the sellers, then Seller(s), individually, jointly and severally, shall be res ponsibility to promptly reimburse Purchaser such amounts or Purchaser may deduct such amounts from the next amounts due any of the Sellers by any of the Vascular Relief Centers Corp companies under any Agreements referenced in this Agreement. If Sellers appeal any such claims or reimbursements and prevail, the Company shall reimburse the sellers for any amounts that Company previously withheld or was paid by the sellers pursuant to this provision upon receipt of payment of funds from the losing party.
(q)
Patients Records. Sellers represents all patient records, charts and account histories relating to his practice since January 2004 have been turned over to Purchaser as of the effective date of close and shall become the property of the Purchaser as of the date of closing. Sellers further represent that Sellers have not retained copies of all patient records, charts and account histories for the patient records that are being turned over to Purchaser pursuant to this Agreement.
(r)
Computer Records. Sellers represent the patient record and other business reports from Sellers’ computer system are complete and accurate.
(s)
Except as disclosed in the Lease Agreement and assignment, Sellers represents there are no structural or other material problems with the medical office at The Clinic.

ARTICLE IV

REPRESENTATIONS OF PURCHASER

Section 4.1 Representations of Purchaser. Purchaser represents and warrants to Sellers that:

(a) Organization, Valid Authorization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada and registered to do business in the State of South Carolina.

Purchaser has the power and authority to own all of its properties and assets and to conduct its business. Purchaser has the power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations hereunder. The execution and delivery of the Transaction Documents to which Purchaser is a party and the consummation of the transactions Contemplated thereby have been duly and validly authorized by Purchaser, and no other corporate or other proceedings on the part of Purchaser is necessary to authorize the Transaction Documents and the transactions Contemplated thereby.

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This Purchase Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser enforceable against Purchaser, in accordance with its terms. Each Transaction Document executed and delivered at the Closing by Purchaser will upon such execution and delivery constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

(b)
Compliance. The execution and delivery of the Transaction Documents and the consummation of the transactions Contemplated thereby by Purchaser will not (i)violate any provision of its articles of incorporation or bylaws, (ii)violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which Purchaser is a party, or (iii)to the best of Purchaser’s knowledge, violate or conflict with any order, award, judgment or decree or other restriction or any law, ordinance or regulation to which Purchaser or the property of Purchaser is subject.
(c)
Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of the Transaction Documents by Parent or the consummation by Purchaser of the transactions Contemplated thereby.
(d)
Brokers. All negotiations relating to the Transaction Documents and the transactions Contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation. However, should any claim for any broker’s or finder’s fee or similar compensation be asserted by any party acting on behalf of the Purchaser, Purchaser agrees and acknowledges that it, and not Sellers, is responsible for and shall pay any fees or commission payable to such broker.
(e)
Disclosure. No representation, warranty or statement made by Purchaser in this Purchase Agreement or any of the exhibits or schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to Sellers in accordance with this Purchase Agreement or the other Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

The parties hereto further agree that:

Section 5.1 Tax Matters. Sellers shall pay all sales and/or transfer taxes payable in connection with the consummation of the transactions Contemplated by the Transaction Documents.

Section 5.2 Consents. Before and after the Closing Date, the Sellers shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary (the “Consents”), proper or advisable in connection with the consummation of the transactions Contemplated by this

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Purchase Agreement. Before and after the Closing Date, the Sellers agree that they shall do any acts, deeds or things that may be necessary, desirable or proper to obtain the Consents and consummate the assumption of the Assumed Contracts.

Section 5.3 Further Assurances; Transition. If at any time before or after the Closing Date, the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser, the title to any property or rights of the Sellers acquired or to be acquired by reason of, or as a result of, the acquisition described in this Purchase Agreement, the Sellers agrees that it shall execute and deliver, in a timely manner, all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Purchaser and otherwise to carry out the purpose of this Purchaser Agreement.

The Sellers shall use their best efforts to effect the smooth transition of the Business from Sellers to Purchaser and the conveyance of the Assets and the assignment of the Assumed Contracts to Purchaser, including obtaining the consent of any third party in connection with the assignment of the Leases, Managed Care Contracts and other Assumed Contracts, and shall not take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, patient, supplier, vendor or other business associate of Sellers from maintaining the same business relationships with the Purchaser after the Closing as he, she or it maintained with the Sellers prior to the Closing.

Section 5.4 Deliveries After Closing. If, at any time after the Closing, the Purchaser shall consider or be advised that any further acts are necessary or desirable: (a) to vest, perfect or confirm, of record or otherwise, in the Purchaser, title to and possession of the Assets acquired or to be acquired by reason of, or as a result of, the transaction Contemplated in this Purchase Agreement; or (b) otherwise to carry out the purposes of this Purchase Agreement, then the Sellers shall be deemed to have granted to Purchaser an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all other acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Purchaser and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Purchaser are fully authorized in the name of the Sellers to take any and all such actions.

Section 5.5 Non-Competition Covenant.

5.5.1 Non-Competition. As a material and valuable inducement for the Purchaser to enter into this Purchase Agreement, pay and deliver the Purchase Price and consummate the transactions provided for herein, for a period commencing on the effective date of this Agreement and ending five (5) years after the termination of Stone’s employment with the Company pursuant to that Employment Agreement between Stone and the Company upon which this Agreement is contingent (the “Restricted Period”), Sellers, individually and jointly, agree that they shall not, directly or indirectly, alone, or as a partner, officer, director, employee, consultant, agent, independent contractor, joint venture, financial backer, creditor, member, stockholder, or in any other capacity whatsoever, of any Person, have any business relationship involving the practice of medicine within thirty-five (35) miles

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of the location at 4715 sunset Boulevard, Lexington, SC or for 24 months at any primary office of any entity affiliated with the Company in which Stone was assigned pursuant to the employment agreement between Stone and the Company, including those offices in which Stone produces more than $50,000 in net collected revenues during any last twelve (12) month period of his employment with the Company. Nothing stated in this Agreement shall constitute any restrictions upon Stone to practice medicine outside said 35 mile geographical area(s) after the termination of his full time employment with the Company.

5.5.2 IrreparableHarm. The Sellers, individually and jointly, covenant and agree that the restrictions set forth in this Section 5.5 are fair, reasonable and necessary to protect the interests of Purchaser, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Purchase Agreement reflects and assumes the Sellers’ strict compliance with, and the enforceability by the Purchaser of, these restrictions.

5.5.3 The Sellers acknowledge that a breach of these restrictions would irreparably harm to Purchaser and any damage claim due Purchaser will not be limited to the purchase price and that the Purchaser shall be entitled to enforce these restrictions by injunction and other equitable relief in addition to available remedies at law.

5.5.4 Judicial Modification. The Sellers acknowledge and agree that the provisions of Section5.5 are material and of the essence to this Agreement.

5.5.4.1 In addition, it is the parties expressed intention that if the scope of any restriction or covenant contained in any of such Sections of this Agreement should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law.

5.5.4.2 Sellers hereby consent and agree that it is the parties’ intention and agreement that the covenants and restrictions contained herein be enforced as written. Provided however, in the event a court of competent jurisdiction should determine that any restrictions or covenants contained herein are too broad or extensive to permit enforcement thereof to its fullest extent, the Sellers hereby consent and agree that it is the parties’intention and agreement that the scope of any such restriction or covenant should be modified by the Court in any judicial proceeding brought to enforce such restriction or covenant to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

5.5.5. Assignability; Third Party Beneficiary. The parties agree that the rights granted in Section 5.5 to Purchaser may be assigned by Purchaser at its sole and absolute discretion. All of the provisions of Section 5.5 shall inure to any successors of the Purchaser all of which are specifically third party

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beneficiaries of this Section 5.5 with full rights hereunder. In addition, the parties hereto agree that any Sub-Tenant of the rights hereunder is an intended, direct third party beneficiary of this Agreement and may enforce such rights in its own name in addition to or in lieu of the Purchaser.

5.5.6. TollingofTimePeriods. In the event that Purchaser or any other permitted party should bring any legal action or other proceeding for the enforcement of this Section 5, the time for calculating the term of the restrictions provided herein shall not include any period of time commencing with the filing of legal action or other proceeding to enforce the terms of this Section 5 through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding, unless Purchaser fails to prevail in such action or proceeding.

5.5.7. SpecificEnforcement. Without limiting other possible remedies to the Purchaser for breach of this covenant, the Sellers agree that injunctive or other equitable relief will be available to enforce the covenants of this provision, such relief to be without the necessity of posting a bond, cash or otherwise.

Section 5.6 Survivability. The terms and conditions of this Article V shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto.

Section 5.7 The Sellers agrees to speak enthusiastically of the Purchaser’s purchase of the assets of the practice at The Clinic and the transition process.

Section 5.8 Transaction Expenses. The Purchaser and Sellers shall bear their own expenses in connection with this transaction.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival. The representations, warranties, covenants and agreements of the parties made in this Purchase Agreement shall survive (and not be affected in any respect by) the Closing and any examination or investigation conducted by or on behalf of the parties hereto and any information which any party may receive pursuant to any applicable Schedules or otherwise.

6.1.1 Notwithstanding the foregoing, the right of indemnification, with respect to each representation and warranty contained in this Purchase Agreement, shall terminate on the date (the “Survival Date”) occurring on the later of (i) the third (3rd) anniversary of the Closing Date, or (ii) the expiration date of the applicable statute of limitations relating to the applicable representations and warranties.

6.1.2 The right to indemnification with respect to the representations and warranties, and the Liability of either Party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which such party has been given written notice prior to the Survival Date or such thirtieth day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), whichever shall be applicable thereto in accordance with this

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Section 6.1.

6.1.3 The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Purchase Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

6.1.4 The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 6.2 Indemnification by Sellers personally. Sellers, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Purchaser and each of its successors and assigns and each of their respective directors, officers, shareholders, employees, agents and affiliates (each a “Purchaser Indemnified Person”) at all times from and after the date of this Agreement (subject to any limitation on the survival of representations and warranties set forth in Section6.1) against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (“Losses”) [including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation (“Legal Expenses”)] based upon, resulting from or arising out of (a)any inaccuracy, omission or breach (or in the event any third party alleges facts that, if true, would mean a breach) of any representation or warranty of Sellers contained in this Purchase Agreement, (b)the breach (or in the event any third party alleges facts that, if true, would mean a breach) by Sellers of, or the failure by Sellers to observe, any of the covenants or other agreements contained in or made pursuant to this Purchase Agreement, or (c) a breach (or in the event any third party alleges facts that, if true, would mean a breach) of any covenant of Warrantor contained in this Purchase Agreement.

Section 6.3 Indemnification by Purchaser. Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless Sellers and each of its successors, assigns and heirs and each of their respective directors, officers, employees, agents and affiliates (each a “Sellers Indemnified Person”) at all times from and after the date of this Purchase Agreement (subject to any limitation on the survival of representations and warranties set forth in Section6.1) against all Losses (including specifically, but without limitation, Legal Expenses) based upon, resulting from or arising out of (a)any inaccuracy or breach of any representation or warranty of Purchaser contained in this Purchase Agreement, or (b)the breach by Purchaser of, or the failure by Purchaser to observe, any of the covenants or other agreements contained in or made pursuant to this Purchase Agreement.

Section 6.4 Indemnification Procedures.

6.4.1 Promptly after receipt by any party entitled to indemnification under Section6.2 or 6.3 (an “indemnified party”) of notice of the commencement

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of any action, claim, suit or proceeding by a person not a party to this Purchase Agreement in respect of which the indemnified party will seek indemnification hereunder (a “Third Party Action”), the indemnified party shall notify the party that is obligated to provide such indemnification (the “indemnifying party”) thereof in writing. Provided however, any failure to so notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party under Section6.2 or 6.3, except to the extent that the indemnifying party is materially prejudiced by the failure to give such notice.

6.4.2 The indemnifying party shall be entitled to assume control or otherwise participate in the defense of such Third Party Action (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; provided, however, that:

(i)
indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Purchase Agreement) to assist in the handling of such Third Party Action;
(ii)
the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

(iii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all Liability in respect of such Third Party Action; and

(iv) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith.

6.4.3 After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (a)the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (b)as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party’s prior written consent.

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(i)
If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 6.5, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefore in accordance with this Section 6.5.
(ii)
The reimbursement of fees, costs and expenses required by this Section6.5 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(iii) If an indemnified party becomes entitled to any indemnification from an indemnifying party pursuant to this Purchase Agreement, such indemnification payment shall be made in cash upon demand.

6.4.4 If an indemnified party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which causes it in good faith to believe that it is entitled to indemnification under this Section6.5, then such indemnified party shall promptly give the indemnifying party notice thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party under Section6.2 or 6.3, as the case may be, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.

Section 6.6 Escrow; Right to Set-Off.

Upon notice to Sellers specifying in reasonable detail the basis for any set-off, Purchaser may set off any amounts to which Sellers may be entitled hereunder. Neither the exercise of, nor the failure to exercise, such rights of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Purchase Agreement or any other Transaction Document is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any Party hereto shall not constitute a waiver of the right to pursue other available remedies.

Section 7.2 Parties Bound. Except to the extent otherwise expressly provided herein, this Purchase Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, administrators, guardians, successors and permitted assigns; and no other person shall have any right, benefit or obligation hereunder.

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Section 7.3 Notices.

7.3.1 All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Purchase Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving Party at the following address:

7.3.1.1 If to Sellers, addressed to:

David Stone, MD

7.3.1.2 If to Purchaser, addressed to:

Vascular Relief Centers, Corp 400 International Parkway, Suite 100 Heathrow, FL 32746

7.3.2 A Party may change its address by notice to the other Parties pursuant to this Section 8.3. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail. Section 7.4 Choice of Law.

7.4.1 This Purchase Agreement shall be construed, interpreted, and the rights of the Parties determined in accordance with, the laws of the State of Florida. Provided however, the law of the state of incorporation or organization of the respective parties to this Agreement shall govern matters of law concerning the internal affairs of any corporate or partnership entity which is a party to or the subject of this Purchase Agreement.

7.4.2 The Parties agree that if a controversy or claim between or among them arises out of or in relation to this Purchase Agreement that results in litigation, the courts of Seminole County, Florida, or the courts of the United States of America located in Seminole County, Florida, shall have exclusive jurisdiction to hear and decide such matter, and the Parties hereby submit to jurisdiction to such courts.

Section 7.5 Entire Agreement; Amendments and Waivers.

7.5.1 This Purchase Agreement, together with the other Transaction Documents and all Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and Contemporaneous agreements, understandings, negotiations and discussions,

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whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof.

7.5.2 No supplement, modification or waiver of this Purchase Agreement shall be binding unless it shall be specifically designated to be a supplement, modification or waiver of this Purchase Agreement and shall be executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Purchase Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Purchase Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.6 Attorneys’ Fees.

Except as otherwise specifically provided herein, if any action or proceeding is brought by any party with respect to this Purchase Agreement or the other Transaction Documents, or with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation or arbitration, including, without limitation, attorneys’ fees, including allocated costs of in-house counsel, to be paid by the losing party, in such amounts as may be determined by (i) the arbitrators deciding such action or proceeding or (ii) court having jurisdiction of such action or proceeding.

Section 7.7 Further Assurances.

From time to time hereafter and without further consideration, each of the Parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as any of the other Parties hereto may reasonably request in order to more effectively consummate the transactions Contemplated by the Transaction Documents or as shall be reasonably necessary or appropriate in connection with the carrying out of the Parties’ respective obligations hereunder or the purposes of this Purchase Agreement.

Section 7.8 Announcements and Press Releases.

Any press releases or any other public announcements concerning this Purchase Agreement or the other Transaction Documents shall be approved by Purchaser and Sellers; provided, however, that if any Party reasonably believes that it has a legal obligation to make a press release and the consent of the other Party cannot be obtained, then the release may be made without such approval.

Section 7.9 No Tax Representations.

Each Party acknowledges that it is relying solely on its advisors to determine the tax consequences of the transactions and arrangements Contemplated by the Transaction Documents and that no representation or warranty has been made by any Party as to the tax consequences of such transactions and arrangements.

Section 7.10 Multiple Counterparts.

This Purchase Agreement may be executed in one or more counterparts, each of

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which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.11 Headings.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Purchase Agreement.

Section 7.12 Severability.

Each article, section, subsection and lesser section of this Purchase Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Purchase Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Purchase Agreement, but every other provision of this Purchase Agreement shall remain in full force and effect.

Section 7.13 “Knowledge,” etc.

“To the knowledge,” “to the best knowledge,” or any similar phrase shall be deemed to refer , in the case of the Sellers, the knowledge of all of their employees, directors and officers, and, in the case of the Purchaser, knowledge of all of their employees, directors and officers. An individual will be deemed to have “knowledge” of a particular fact or matter if: (a)such individual is actually aware of such fact or matter or (b)a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

IN WITNESS WHEREOF, the undersigned have caused this Purchase Agreement to be duly executed as of the date first above written.

South Carolina Vein Center, LLC

By:_______________________________ Name:_______________________________ Title:_______________________________ Date:_______________________________

Vascular Relief Centers Corp.

By:_______________________________ Name:_______________________________ Title:_______________________________ Date:_______________________________

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EXHIBIT A

DEFINITIONS

1. Assets. All of the assets owned by Sellers, of every kind, character and description, whether tangible or intangible, whether real, personal, or mixed, and wherever located, whether carried on the books of Sellers or not carried on the books of Sellers due to having been expensed, fully depreciated, or otherwise, including without limitation the following:

(a)
Inventory and medical supplies;
(b)
Contracts, including without limitation the contracts relating to telephone numbers and Yellow Page advertising and other Contracts described on Schedule3.1(k);
(c)
Tangible Personal Property, except that property that is specifically excluded from this Agreement in Exhibit 2 and that equipment that is subject to the Equipment Lease Agreement between Vascular and South Carolina Vein Center, LLC.
(d)
Business Records, whether such Business Records are in hard copy form or are electronically or magnetically stored, including but not limited to the names, addresses and phone numbers of patients;
(e)
Licenses, including without limitation the Licenses described on Schedule3.1(h);
(f)
Intellectual Property, including internet domain names;
(g)
All of Sellers’ right, title and interest in, to and under all telephone numbers used in connection with Sellers’ practice, including all extensions thereto;
(h)
All rights in, to and under all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of Sellers with respect to any of the Assets;
(i)
Prepaid Items, including without limitation the Prepaid Items set forth on Schedule3.1(s);
(j)
Any of Sellers’ right, title and interest in, to or under, or possession of, all drugs, pharmaceuticals and other medical products;
(k)
Any of Sellers’ right, title and interest in and to records of identity, diagnosis, evaluation or treatment of patients;
(l)
Any of Sellers’ right, title and interest in, to and under insurance policies covering or relating to medical malpractice;
(m)
The name

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(n)	Any franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary or desirable to own and operate any of the Assets;
(o)	Medical Contracts;
(p)	telephone numbers used at the location; and
(r)	Any other assets which are not Excluded Assets and are used in the operation of the Business.
  Business Records. All books and records of Sellers, including without limitation, all credit records, payroll records, tax records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records.

  Code. The Internal Revenue Code of 1986, as amended.

  Contracts. All of Sellers’ rights in, to and under all contracts, agreements, real property and equipment leases, insurance policies, purchase orders and commitments.

  Encumbrance. Any lien, pledge, mortgage, security interest, claim, charge or any other encumbrance, right or claim of any kind whatsoever.

  Governmental Authority. Any foreign, United States, state, local or other governmental authority, regulatory body, arbitration panel, court or tribunal.

  Intellectual Property. All (i)United States and foreign patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, copyright applications and registrations and trade names of Sellers; (ii)proprietary data and technical, manufacturing know-how and information (and all materials embodying such information) of Sellers; (iii)developments, discoveries, inventions, ideas and trade secrets of Sellers; and (iv)rights to sue for past infringement.

  Inventory. All stock, supplies (medical and office) and inventories of retail product in a condition suitable for resale.

  Liability. Any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

  Licenses. All franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary to own and operate any of the Assets.

  Material Adverse Change or Material Adverse Effect. Any event, change or effect that is materially adverse to the financial condition, assets, business or results of operations of such entity or entities (taken as a whole) or series of changes aggregated as a whole in excess of One Thousand and No/100 Dollars ($1,000.00).

  Medical Contracts. Any of Sellers’ right, title or interest in, to or under any contract or agreement that requires performance by a licensed health care provider under federal or applicable state law.

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  Person. Any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, natural person, or any other type of entity.

  Personal Property Leases. All of Sellers’ rights in, to and under all leases of supplies, instruments, equipment, furniture, machinery and other items of tangible personal property.

  Prepaid Items. All of Sellers’ prepaid expenses, prepaid insurance, deposits and other similar items.

  Purchase Agreement. This Purchase Agreement, as amended from time to time.

  Tangible Personal Property. All tangible personal property (including supplies, instruments, equipment, furniture and machinery) owned by Sellers

  Transaction Documents. This Purchase Agreement and each other document and instrument executed and delivered at the Closing.

END OF EXHIBIT A

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